Exhibit 99.1

Contact:	Robert Bowen, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 978-266-3010
www.cytyc.com
Leslie Wolf-Creutzfeldt/Lauren Levine
Media: Sean Leous
FD Morgen-Walke: 212-850-5600
Lloyd Benson/Shanti Skiffington
Schwartz Communications: 781-684-0770

FOR IMMEDIATE RELEASE

CYTYC REPORTS STRONG FIRST QUARTER 2003 RESULTS

EPS Grows 23 Percent on Revenue Growth of 7 Percent

Boxborough, MA, April 23, 2003 — Cytyc Corporation (Nasdaq:CYTC) today announced results for the first quarter ended March 31, 2003. Revenues for the quarter rose 7 percent to $72.6 million compared to $68.0 million in the first quarter of 2002. Earnings per share increased 23 percent to $0.17 compared to $0.14 reported in the first quarter of 2002. Net income increased 12 percent to $19.8 million compared to $17.6 million in the first quarter of 2002.

Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer, commented, “We are pleased with our strong operating and financial performance throughout the quarter, and we reached several important milestones in our growth initiatives. Clinical support for the ThinPrep® Pap Test continues to build throughout the world and insurance reimbursement continues to expand for the FirstCyte™ Breast Test.”

“During the quarter, the Scottish Cervical Cancer Screening Programme selected the ThinPrep Pap Test as the exclusive technology for conversion of all cervical screening centers in Scotland. In the U.K., the National Institute for Clinical Excellence (NICE) Appraisals Committee issued a preliminary evaluation report recommending the use of liquid-based cytology as the primary means of collecting samples in the cervical screening program in England and Wales.” Mr. Sullivan added, “We also announced expanded insurance coverage for the FirstCyte Breast Test with the addition of Blue Cross Blue Shield of Oklahoma, Coventry Health Care and the Cleveland Clinic Health System Employee Plan. In addition, we have been notified that the U.S. Food and Drug Administration (FDA) has successfully completed its facility inspection, and we eagerly await final regulatory approval of the ThinPrep® Imaging System.”

Mr. Sullivan concluded, “We are focused on continuing U.S. conversion to the ThinPrep Pap Test, launching the ThinPrep Imaging System, increasing adoption of the FirstCyte™ Breast Test for breast cancer risk assessment, capitalizing on international opportunities, and evaluating business development opportunities to leverage our technology and distribution channel.”

-more-

Cytyc Reports Strong First Quarter 2003 Results

Cytyc management will discuss first quarter results, business highlights and future expectations during a conference call on April 23, at 5:00 p.m. (Eastern). The call will be hosted by Patrick Sullivan, chairman, president, and chief executive officer, Robert Bowen, vice president and chief financial officer, Christopher Bleck, vice president of commercial operations, and Daniel Levangie, president and chief executive officer of Cytyc Health Corporation. A live webcast of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, and the event will be available for replay at this site approximately two hours following the call until May 2, 2003. Those without web access may access the call by dialing 212-346-6565. A telephonic replay of the call will be available through May 2, 2003, by dialing 402-977-9140 (Access Code: 21140167).

Cytyc Corporation develops, manufactures, and markets products for medical diagnostic applications primarily focused on women’s health. The ThinPrep® System is widely used for cervical cancer screening and is the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte™ Breast Test. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, and related reagents, filters, and other supplies. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC.

Cytyc and ThinPrep are registered trademarks of Cytyc Corporation and FirstCyte is a trademark for which federal registration has been applied.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts, management of growth, risks associated with competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2002 Annual Report on Form 10-K filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Cytyc Reports Strong First Quarter 2003 Results

Cytyc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and investment securities	$172,999	$163,744
Accounts receivable, net	39,741	34,066
Inventories	12,373	11,012
Other current assets	4,131	2,046

Total current assets	229,244	210,868

Property and equipment, net	28,289	27,281
Other assets, net	119,731	123,477

Total Assets	$377,264	$361,626

Liabilities and Stockholders’ Equity
Current liabilities	$44,044	$36,585
Non-current liabilities	70	313
Stockholders’ equity:
Capital stock	396,021	393,245
Treasury stock	(108,340)	(92,717)
Accumulated other comprehensive income	2,291	776
Retained earnings	43,178	23,424

Total stockholders’ equity	333,150	324,728

Total Liabilities and Stockholders’ Equity	$377,264	$361,626

Cytyc Reports Strong First Quarter 2003 Results

Cytyc Corporation

Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2003	2002
Net sales	$72,620	$68,035
Cost of sales	12,367	12,610

Gross profit	60,253	55,425

Operating expenses:
Research and development	2,955	4,190
Sales and marketing	18,908	17,084
General and administrative	6,069	6,715

Total operating expenses	27,932	27,989

Income from operations	32,321	27,436
Other income, net:
Interest income	728	899
Other income (expense)	(112)	49

Total other income, net	616	948

Income before provision for income taxes	32,937	28,384
Provision for income taxes	13,183	10,786

Net income	$19,754	$17,598

Net income per common and potential common share:
Basic	$0.17	$0.14

Diluted	$0.17	$0.14

Weighted average common and potential common shares outstanding:
Basic	113,418	121,780

Diluted	115,305	126,017